Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-192766) of Caterpillar Inc. of our report dated June 25, 2024 relating to the financial statements and supplemental schedule of Caterpillar Rail Division Retirement Savings Plan for Collectively Bargained Employees, which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

Dallas, Texas
June 25, 2024